EXHIBIT C
FORM OF FOBB AFFILIATE AGREEMENT
May 1, 2006
MB Financial, Inc.
6111 North River Road
Rosemont, Illinois 60018
Attention: Mitchell Feiger, President and Chief Executive Officer
Dear Mr. Feiger:
          I have been advised that as of the date hereof I may be deemed to be an “affiliate” of First Oak Brook Bancshares, Inc., a Delaware corporation (“FOBB”), as that term is defined in Rule 145 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of May 1, 2006 (the “Merger Agreement”), by and among FOBB, MB Financial, Inc. (“MBFI”) and MBFI Acquisition Corp. (“Merger Sub”), a wholly-owned subsidiary of MBFI, FOBB plans to merge with and into Merger Sub (the “Merger”).
          I further understand that as a result of the Merger, I may receive shares of common stock, par value $0.01 per share, of MBFI (“MBFI Stock”) (i) in exchange for shares of common stock, par value $2.00 per share, of FOBB (“FOBB Stock”) over which I have dispositive power or (ii) as a result of the exercise of Rights (as defined in the Merger Agreement).
          I have carefully read this letter and reviewed the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of MBFI Stock to be received by me in the Merger, to the extent I felt necessary, with my counsel and/or counsel for FOBB.
          I hereby represent, warrant and covenant with and to MBFI with respect to MBFI Stock to be received by me as a result of the Merger as follows:
     1. I shall not make any sale, transfer, or other disposition of such MBFI Stock in violation of the Securities Act or the rules and regulations thereunder. I have been advised that the issuance of the MBFI Stock to me pursuant to the Merger shall be registered with the SEC pursuant to a Registration Statement on Form S-4. However, I have been advised that because (a) at the time the Merger shall be submitted to a vote of the shareholders of FOBB, I may be deemed an affiliate of FOBB, and (b) the distribution by me of the MBFI Stock has not been registered under the Securities Act, I cannot sell, transfer or otherwise dispose of the MBFI

Stock, unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145(d) under the Securities Act, or (iii) in the opinion of counsel in form and substance reasonably satisfactory to MBFI, or under a “no-action” letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act.
     2. I understand that MBFI is under no obligation to register the sale, transfer or other disposition of any of my shares of MBFI Stock under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.
     3. I understand that stop transfer instructions will be given to MBFI’s transfer agent with respect to shares of MBFI Stock issued to me in the Merger and that there will be placed on the certificates for such shares, or any substitutions therefore, a legend stating in substance:
“The shares evidenced by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933, as amended (the “Securities Act”) applies. The shares represented by this certificate may only be transferred in accordance with Rule 145(d) of the Securities Act or an effective registration statement under the Securities Act or an exemption from registration under the Securities Act.”
     4. I understand that, unless the sale or transfer by me of the MBFI Stock issued to me in the Merger has been registered under the Securities Act or such sale or transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, MBFI reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:
“The shares evidenced by this certificate were acquired in a transaction that was not registered under the Securities Act of 1933, as amended (the “Securities Act”) and were acquired from a person who received such shares in a transaction to which Securities and Exchange Commission Rule 145 under the Securities Act applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act, and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act.”
          It is understood and agreed that the legends set forth in paragraphs (3) and (4) above shall be removed by delivery of substitute certificates without such legends if I shall have delivered to MBFI (i) a copy of a “no action” letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to MBFI, to the effect that such legends are not required for purposes of the Securities Act, or (ii) evidence or representations satisfactory

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to MBFI that the MBFI Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d) under the Securities Act.
          MBFI hereby agrees (i) to make available adequate public information with respect to itself as provided in Rule 144(c) under the Securities Act, (ii) to provide and pay for a legal opinion (prepared by in-house attorneys for MBFI or legal counsel to MBFI) with respect to compliance with Rule 144 and 145 if required for my transfer or sale of shares in accordance therewith, and (iii) to otherwise cooperate to the extent reasonably possible in order that I may legally transfer or sell my shares of MBFI Stock.
     I further understand and agree that this Letter Agreement shall apply to all shares of MBFI Stock that I am deemed to have dispositive power over pursuant to applicable federal securities law.
     I further recognize that in the event I become a director or officer of MBFI upon consummation of the Merger, any sale of MBFI Stock over which I have dispositive power may subject me to liability pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.
     Execution of this letter should not be construed as an admission on my part that I am an “affiliate” of FOBB as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter. Furthermore, this letter shall be of no force or effect if I am not an “affiliate” of FOBB at the time of the meeting of stockholders of FOBB at which the stockholders of FOBB will vote to adopt the Merger Agreement and approve the Merger and related transactions.
     This letter may be signed in one or more counterparts, each of which shall be deemed an original, but all of which taken together will constitute one and the same document.
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Very truly yours,
By:	/s/ Eugene P. Heytow
Signature

By:	Eugene P. Heytow
Print Name

Accepted this 1st day of May, 2006

MB FINANCIAL, INC.

By:	/s/ Mitchell Feiger

Name: Mitchell Feiger Title: President and Chief Executive Officer